Exhibit 99.1

For Release at 6:00 am Central Time (7:00 am Eastern Time)

NOVAMED REPORTS FOURTH QUARTER AND YEAR-END RESULTS

CHICAGO (February 13, 2008) - NovaMed, Inc. (Nasdaq: NOVA) today reported results for the fourth quarter and year ended December 31, 2007. Highlights of fourth quarter continuing operations include:

•	Total net revenue increased 17% to $33,344,000

•	Operating income increased 30% to $8,261,000

•	Net income was $851,000, or $0.03 per diluted share, after the impact of a $1,041,000 non-cash loss on equity investment and $197,000 of severance expense, which totaled $0.05 per diluted share

•	Cash flow from operations increased 46% to $7,464,000

•	Surgical facilities net revenue increased 23% to $28,118,000

•	Same-facility net revenue growth of 9%

•	Total surgical procedures increased 22% to 34,087

For the fourth quarter ended December 31, 2007, total net revenue was $33,344,000, up 17% from $28,560,000 in the prior year fourth quarter. Net revenue from surgical facilities was $28,118,000, up 23% from $22,913,000 in the prior year fourth quarter. This revenue increase was primarily due to an 22% increase in total surgical procedures performed in the fourth quarter of 2007 as compared to the same period in the prior year. On a same-facility basis, surgical facilities net revenue increased 9% over the prior year fourth quarter. Product sales and other revenue was $5,226,000 in the fourth quarter of 2007, compared to $5,647,000 in the prior year fourth quarter. This decrease was primarily due to the fact that our marketing products business had a strong fourth quarter 2006.

Operating income in the fourth quarter of 2007 increased 30% to $8,261,000, or 25% of net revenue, from $6,361,000, or 22% of net revenue, in the same period last year. As previously disclosed, we recorded an after-tax loss of $1,041,000 in the fourth quarter of 2007 related to the contemplated sale of our 25% interest in a surgery center.

Net income from continuing operations in the fourth quarter of 2007 was $851,000, or $0.03 per diluted share, compared to $1,236,000, or $0.05 per diluted share, in the prior year fourth quarter. The loss on equity investment and severance expense in the fourth quarter of 2007 negatively impacted net income from continuing operations by $1,238,000 or $0.05 per diluted share. Net cash provided by operations was $7,464,000 in the fourth quarter of 2007, up 46% over the prior year fourth quarter.

Total net revenue for 2007 was $128,621,000, up 23% from $104,256,000 for 2006. Net revenue from surgical facilities was $105,752,000, up 30% from $81,097,000 for 2006. This revenue increase was primarily due to a 35% increase in total surgical procedures performed in 2007 as compared to 2006. On a same-facility basis, surgical facilities net revenue increased 7% over 2006. Product sales and other revenue was $22,869,000 for 2007 compared to $23,159,000 for 2006.

Operating income for 2007 increased 37% to $31,510,000, or 24% of net revenue, from $23,031,000, or 22% of net revenue, in 2006. Net income from continuing operations for 2007 was $5,932,000, or $0.24 per diluted share, compared to $5,536,000, or $0.22 per diluted share, in 2006. As noted above, the loss on equity investment and severance expense negatively impacted 2007 net income from continuing operations by $1,238,000 or $0.05 per diluted share. Net cash provided by operations was $18,342,000 for 2007, up 25% over 2006.

On December 13, 2007, we announced a plan to close or sell three ambulatory surgery centers. The operating results of these three surgery centers were reported as net (loss) earnings from discontinued operations in the fourth quarter of 2007 and for all prior periods presented. These three surgery centers had a combined net operating loss of $102,000 and $306,000 for the fourth quarter and 2007, respectively. We also recorded a loss on disposal of these discontinued operations of $11,220,000 in the fourth quarter of 2007. This loss represents the difference between our net book value of these businesses and the estimated net sales price we expect to realize after expenses. To date, we have sold one of the three surgery centers and we are in negotiations on the other two.

Commenting on the fourth quarter and 2007 results, Thomas S. Hall, Chairman, President and Chief Executive Officer of NovaMed, said, “We are pleased with our total revenue growth and our strong same-facility revenue growth of 9% for the fourth quarter and 7% for the year. We are also pleased with the continuing improvement in our operating income margin and our strong growth in cash flow.”

“Although our decision to divest four surgery centers had a negative impact on our reported results, we believe this is the right decision for NovaMed as it allows us to reallocate resources to more productive opportunities,” added Mr. Hall. “With annual cash flow from operations of over $18 million and approximately $100 million available under our credit facility, we are very well positioned to continue to execute our growth strategy in 2008 and beyond.”

NovaMed acquires, develops and operates ambulatory surgery centers in partnership with physicians. Following the divestiture of two surgery centers held as discontinued operations, NovaMed will have majority ownership interests in 34 surgery centers located in 17 states. NovaMed’s executive offices are located in Chicago, Illinois.

As previously announced, NovaMed will hold a conference call to discuss this release at 10:00 a.m. Central Time on Wednesday, February 13, 2008. Investors can listen to the call over the Internet by visiting www.earnings.com or at NovaMed’s website at www.novamed.com. For those who cannot listen to the live broadcast, a replay will be available at these sites through March 12, 2008.

NovaMed measures same-facility results using only those facilities that it has owned and operated for the entire current and prior year periods reported. This press release contains forward-looking statements that relate to possible future events. These statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause our actual results to differ materially from those expressed or implied in this press release. These risks and uncertainties relate to our business, our industry and our common stock and include: reduced prices and reimbursement rates for surgical procedures; our ability to acquire, develop or manage a sufficient number of profitable surgical facilities, including facilities that are not exclusively dedicated to eye-related procedures; our ability to manage our increasing borrowing costs as we incur additional indebtedness to fund the acquisition and development of surgical facilities; our ability to access capital on a cost-effective basis to continue to successfully implement our growth strategy; our ability to maintain successful relationships with the physicians who use our surgical facilities; our operating margins and profitability could suffer if we are unable to grow and manage effectively our increasing number of surgical facilities; competition from other companies in the acquisition, development and operation of surgical facilities; and the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit our business operations, require us to incur significant expenditures or limit our ability to relocate our facilities if necessary. Readers are encouraged to review a more complete discussion of the factors affecting NovaMed’s business and prospects in its filings with the Securities and Exchange Commission, including the company’s 2006 Form 10-K filed on March 16, 2007. Readers should not place undue reliance on any forward-looking statements. Except as required by the federal securities laws, NovaMed undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

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CONTACT

Scott T. Macomber
Executive Vice President and Chief Financial Officer
(312) 664-4100
smacomber@novamed.com

NovaMed, Inc.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data, ASCs operated and procedures performed)

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Net revenue:
Surgical facilities	$28,118	$22,913	$105,752	$81,097
Product sales and other	5,226	5,647	22,869	23,159
Total net revenue	33,344	28,560	128,621	104,256

Operating expenses:
Salaries, wages and benefits	10,132	9,506	39,817	34,188
Cost of sales and medical supplies	7,953	6,741	30,154	25,390
Selling, general and administrative	6,045	5,183	23,505	18,939
Depreciation and amortization	953	769	3,635	2,708
Total operating expenses	25,083	22,199	97,111	81,225

Operating income	8,261	6,361	31,510	23,031

Interest (income) expense, net	969	1,155	4,753	2,930
Minority interest	3,972	3,376	15,255	11,439
Loss (earnings) of nonconsolidated affiliate	2	9	67	(13)
Loss on investment in nonconsolidated affiliate	1,041	-	1,041	-
Gain on sale of minority interests	-	-	(79)	(101)
Other (income) expense, net	50	(83)	(85)	(299)

Income before income taxes	2,227	1,904	10,558	9,075
Income tax provision	1,376	668	4,626	3,539

Net income from continuing operations	851	1,236	5,932	5,536
Net (loss) earnings from discontinued operations	(102)	6	(306)	201
Loss on disposal of discontinued operations	(11,220)	-	(11,220)	-
Net (loss) income	$(10,471)	$1,242	$(5,594)	$5,737

Earnings per common share - diluted:
Earnings from continuing operations	$0.03	$0.05	$0.24	$0.22
(Loss) earnings from discontinued operations	(0.46)	-	(0.47)	0.01
Net (loss) earnings per diluted share	$(0.43)	$0.05	$(0.23)	$0.23
Shares used in computing diluted earnings per share	24,301	25,081	24,117	24,857

Selected Operating Data:

ASCs operated at end of period	34	32	34	32
Procedures performed during the period	34,087	27,898	129,387	96,161
Cash flow provided by operating activities	$7,464	$5,102	$18,342	$14,676
Cash flow used in investing activities	$(7,506)	$(15,756)	$(41,835)	$(57,771)
Cash flow (used in) provided by financing activities	$(537)	$11,987	$27,132	$44,148

Balance Sheet Data:	December 31, 2007	December 31 ,2006

Cash and cash equivalents	$6,382	$2,743
Accounts receivable, net	19,298	16,403
Working capital	18,438	10,240
Total assets	195,704	160,547
Long-term debt	101,176	61,112
Minority interest	15,024	14,296
Stockholders' equity	65,173	68,116